JOHN WILEY & SONS, INC. CLAWBACK POLICY EFFECTIVE DECEMBER 1, 2023 John Wiley & Sons, Inc. (“Wiley” or the “Company”) has adopted this clawback policy (the “Policy”) as a supplement to any other clawback policies in effect now or in the future at the Company. To the extent this Policy applies to compensation payable to a person covered by this Policy, it shall be the only clawback policy applicable to such compensation and no other clawback policy shall apply; provided that, if such other policy provides that a greater amount of such compensation shall be subject to clawback, such other policy shall apply to the amount in excess of the amount subject to clawback under this policy. This Policy shall be interpreted to comply with the clawback rules found in 229 C.F.R. §240.10D and the related listing rules of the national securities exchange or national securities association on which the Company has listed securities, namely New York Stock Exchange (“NYSE”), and, to the extent this Policy is any manner deemed inconsistent with such rules, this Policy shall be treated as retroactively amended to be compliant with such rules. 1. Definitions. 229 C.F.R. §240.10D-1(d) defines the terms “Executive Officer,” “Financial Reporting Measure”, “Incentive-Based Compensation”, and “Received”. As used herein, these terms shall have the same meaning as in that regulation. Executive Officers. at Wiley include all Section 16 Officers of the Company. Financial Reporting Measures. Measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, any measures derived wholly or in part from such financial information, and stock price and total shareholder return (“TSR”). Incentive-Based Compensation. Any compensation that is granted, earned, or vested based wholly or in part upon the attainment of any Financial Reporting Measure.  Received. Incentive-Based Compensation is deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. 2. Application of the Policy. This Policy shall only apply in the event that the Companyis required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. 3. Recovery Period. The Incentive-Based Compensation subject to clawback is the Incentive- Based Compensation Received during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described in Section 2, provided that the person served as an Executive Officer at any time during the performance period applicable to the Incentive-Based Compensation in question. The date that the Company is required to prepare an accounting restatement shall be determined pursuant to 229 C.F.R. §240.10D-1(b)(1)(ii). (a) Notwithstanding the foregoing, the Policy shall only apply if the Incentive- Based Compensation is Received (1) while the Company has a class of securities listed on an NYSEand (2) on or after December 1, 2023. (b) See 229 C.F.R. §240.10D-1(b)(1)(i) for certain circumstances under which the Policy will apply to Incentive-Based Compensation received during a transition period arising due to a change in the Company’s fiscal year. 4. Erroneously Awarded Compensation. The amount of Incentive-Based Compensation subject to the Policy (“Erroneously Awarded Compensation”) is the amount of Incentive- Based Compensation Received that exceeds the amount of Incentive Based- Compensation that otherwise would have been Received had it been determined based on the restated amounts and shall be computed without regard to any taxes paid. (a) For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (1) the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (2) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE. 5. Method of Recruitment. The Company shall recover reasonably promptly any Erroneously Awarded Compensation except to the extent that the conditions of paragraphs (a), (b), or (c) below apply. The Executive Compensation and Development Committee of the Company’s Board of Directors (the “Committee”) shall determine the repayment schedule for each amount of Erroneously Awarded Compensation in a manner that complies with this “reasonably promptly” requirement. Such determination shall be consistent with any applicable legal guidance, by the SEC, judicial opinion, or otherwise. The determination of “reasonably promptly” may vary from case to case and the Committee is authorized to adopt additional rules to further describe what repayment schedules satisfy this requirement. (a) Erroneously Awarded Compensation need not be recovered if the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered and the Committee has made a determination that recovery would be impracticable. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the NYSE.

(b) Erroneously Awarded Compensation need not be recovered if recovery would violate home country law where that law was adopted prior to December 1, 2023. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company shall obtain an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation and shall provide such opinion to the NYSE. (c) Erroneously Awarded Compensation need not be recovered if recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. 6. Committee decisions. Decisions of the Committee with respect to this Policy shall be final, conclusive and binding on all Executive Officers subject to this Policy, unless determined to be an abuse of discretion. 7. No Indemnification. Notwithstanding anything to the contrary in any other policy of the Company or any agreement between the Company and an Executive Officer, no Executive Officer shall be indemnified by the Company against the loss of any Erroneously Awarded Compensation. 8. Agreement to Policy by Executive Officers. The Committee shall take reasonable steps to inform Executive Officers of this Policy. Each Executive Officer shall be required to sign and return to the Company the Clawback Policy Acknowledgment attached hereto as Appendix A pursuant to which such Executive Officer will agree to be bound by the terms of, and comply with, this Policy. For the avoidance of doubt, each Executive Officer will be fully bound by, and must comply with, the Policy, whether or not such Executive has executed and returned such Clawback Policy Acknowledgment to the Company.